Exhibit 4.1
NINTH SUPPLEMENTAL INDENTURE

                    SUPPLEMENTAL INDENTURE dated as of September 30, 2006 (this “Ninth Supplemental Indenture”), among ENTERIX INC., a Delaware corporation, and MEDPLUS, INC., an Ohio corporation (the “Additional Subsidiary Guarantors”), QUEST DIAGNOSTICS INCORPORATED, a Delaware corporation (the “Company”), and THE BANK OF NEW YORK, a New York banking corporation, as Trustee (the “Trustee”).

RECITALS OF THE COMPANY

                    WHEREAS, the Company, the Trustee and the Initial Subsidiary Guarantors (as hereinafter defined) executed and delivered an Indenture, dated as of June 27, 2001 (the “Base Indenture”), as supplemented by the first supplemental indenture, dated as of June 27, 2001, among the Company, the Initial Subsidiary Guarantors (as defined therein) party thereto, and the Trustee, as further supplemented by a second supplemental indenture, dated as of November 26, 2001, among the Company, the Subsidiary Guarantors (as defined therein) party thereto and the Trustee, as further supplemented by a third supplemental indenture, dated as of April 4, 2002, among the Company, the additional Subsidiary Guarantors (as defined therein) party thereto and the Trustee, as further supplemented by a fourth supplemental indenture, dated as of March 19, 2003, among the Company, the additional Subsidiary Guarantors (as defined therein) party thereto and the Trustee, as further supplemented by a fifth supplemental indenture, dated as of April 16, 2004, among the Company, the additional Subsidiary Guarantors (as defined therein) party thereto and the Trustee, as further supplemented by a sixth supplemental indenture dated October 31, 2005, among the Company, the Subsidiary Guarantors (as defined therein) party thereto, as further supplemented by a seventh supplemental indenture dated November 21, 2005, among the Company, the additional Subsidiary Guarantors (as defined therein) parties thereto and the Trustee, as further supplemented by an eighth supplemental indenture dated July 31, 2006, among the Company, the additional Subsidiary Guarantors (as defined therein) parties thereto and the Trustee, to be further supplemented by this Ninth Supplemental Indenture (collectively, the “Indenture”), to provide for the issuance by the Company from time to time of Securities to be issued in one or mores series as provided in the Indenture;

                    WHEREAS, the Additional Subsidiary Guarantors intend to guarantee the Securities under the Indenture and the issuance of guarantees has been authorized by resolutions adopted by the Boards of Directors of such Additional Subsidiary Guarantors;

                    WHEREAS, Sections 901(1) and 901(11) of the Indenture provide that without the consent of Holders of the Securities of any series issued under the Indenture, the Company and the Subsidiary Guarantors, when authorized by a Board Resolution, and the Trustee may enter into one or more indentures supplemental to the Indenture to (a) evidence the successor of another Person to any Subsidiary Guarantor and the assumption by such successor of the covenants of such Subsidiary Guarantor in the Indenture and in the Securities and (b) add a guarantor or guarantors for any series or all series of the Securities;

                    WHEREAS, pursuant to Sections 904, 1601, 1602 and 1604 of the Indenture, by delivery of a Supplemental Indenture to the Trustee in accordance with the terms of the Indenture, each Person that becomes a Subsidiary Guarantor after the date of the Base Indenture will be deemed to have executed and delivered the Subsidiary Guarantee for the benefit of the Holder of the Security upon which the Subsidiary Guarantee is endorsed, with the same effect as if such Subsidiary Guarantor had been named thereon and had executed and delivered the Subsidiary Guarantee; and

                    WHEREAS, all things necessary to make this Ninth Supplemental Indenture a valid supplement to the Indenture according to its terms and the terms of the Indenture have been done;

                    NOW, THEREFORE, for and in consideration of the foregoing, the parties hereto hereby enter into this Ninth Supplemental Indenture, for the equal and proportionate benefit of all Holders of the Securities, as follows:

                    SECTION 1 Certain Terms Defined in the Indenture.

                    All capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

                    SECTION 2 Agreement to Guarantee.

                    The Additional Subsidiary Guarantors, by their signature below, agree to become Additional Subsidiary Guarantors under the Indenture with the same force and effect as if originally named therein as Subsidiary Guarantors. The Additional Subsidiary Guarantors hereby agree to all the terms and provisions of the Indenture applicable to them as Additional Subsidiary Guarantors thereunder and each reference to a “Subsidiary Guarantor” in the Indenture shall be deemed to include the Additional Subsidiary Guarantors.

                    SECTION 3 Indenture remains in Full Force and Effect.

                    Except as expressly supplemented by this Ninth Supplemental Indenture, the Indenture shall remain in full force and effect in accordance with its terms.

                    SECTION 4 New York Law to Govern.

                    THIS NINTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

                    SECTION 5 Separability.

                    In case any one or more of the provisions contained in this Ninth Supplemental Indenture should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Indenture shall not in any way be affected or impaired. The parties hereto shall endeavor in good faith negotiations to replace any invalid, illegal or enforceable provisions herein with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

                    SECTION 6 May be Executed in Counterparts.

                    This Ninth Supplemental Indenture may be executed in counterparts, each of which when taken together shall constitute one and the same instrument. This Ninth Supplemental Indenture shall become effective when the Trustee shall have received a counterpart thereof that bears the signatures of the Additional Subsidiary Guarantors.

                    SECTION 7 Trustee.

                    The Trustee makes no representations as to the validity or sufficiency of this Ninth Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and the Additional Subsidiary Guarantors and not of the Trustee.

                    IN WITNESS WHEREOF, the Company, the Additional Subsidiary Guarantors, and the Trustee have duly executed this Ninth Supplemental Indenture as of the day and year first above written.

QUEST DIAGNOSTICS INCORPORATED

By: /s/ Joseph P. Manory

Name:	Joseph P. Manory
Title:	Vice President and Treasurer

ENTERIX INC.
MEDPLUS, INC., as Additional Subsidiary Guarantors

By: /s/ Joseph P. Manory

Name:	Joseph P. Manory
Title:	Vice President and Treasurer

THE BANK OF NEW YORK, as Trustee

By: /s/ Robert A. Massimillo

Name:	Robert A. Massimillo
Title:	Vice President